UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Elbaum, Mark
   24868 Paseo Primario
   Calabasas, CA  91302
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President-Finance
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/26/|M   | |4,166             |A  |$5.00      |                   |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/26/|S   | |4,166             |D  |$43.284    |                   |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/26/|M   | |834               |A  |$5.83      |                   |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/26/|S   | |834               |D  |$43.284    |1,012              |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to|$43.35  |11/25|A   |V|6,000      |A  |(1)  |11/25|Common Stock|6,000  |(2)    |6,000       |D  |            |
 Buy)                 |        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Option (Exercise|$43.284 |11/26|M   | |4,166      |D  |(3)  |9/21/|Common Stock|4,166  |       |834         |D  |            |
)                     |        |/96  |    | |           |   |     |02   |            |       |       |            |   |            |
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Stock Option (Exercise|$43.284 |11/26|M   | |834        |D  |(4)  |8/2/0|Common Stock|834    |       |6,666       |D  |            |
)                     |        |/96  |    | |           |   |     |4    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) 1/5th on 11/25/97 and 1/60th on the last day of each month thereafter until fully vested.
(2) Options granted under the Issuer's 1996 Stock Incentive
Plan.
(3) 5,000 option shares granted on 9/21/92, 1/5th vesting on 9/21/92 and 1/60th at the end of each month thereafter until fully vested.
(4) 7,500 option shares granted on 8/2/94, 1/5th vesting on 8/2/94 and 1/60th at the end of each month thereafter until fully vested.